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For information contact: Tom Gelston, Director - Investor Relations (203) 222-5943

TEREX NAMES ROBERT G. ISAMAN AS PRESIDENT, TEREX CONSTRUCTION

WESTPORT, CT, December 13, 2006 -- Terex Corporation (NYSE:TEX) today announced that Robert G. Isaman will join the Company as President, Terex Construction, effective January 2, 2007. Mr. Isaman will be based in Westport, CT and will report directly to Tom Riordan, who will be joining Terex as President and Chief Operating Officer in January 2007, as previously announced.

“I am pleased to welcome Bob Isaman to Terex, where his proven industrial sales, operations and general management skills will be a great addition to our management team,” said Ronald M. DeFeo, Terex Chairman and Chief Executive Officer. “Bob’s international experience in the Asia Pacific region and Russia, as well as his track record with lean manufacturing initiatives, will allow him to become a key contributor to the future success of Terex. The Terex management team is a strong one and Bob will add some additional dimensions to our team that are particularly needed at this point in time.”

Fergus Baillie, who has been Acting President, Terex Construction, will continue with Terex Construction in a senior operating role reporting to Mr. Isaman.

Prior to joining Terex, Mr. Isaman spent 21 years at United Technologies Corporation most recently as President of Fire Safety Americas, UTC Fire & Security, based in Farmington, CT. He started in UTC’s Otis Elevator Company in 1985 and advanced through the managerial ranks there. In 1993, he joined UTC International Operations as Deputy Program Manager, Russia and Commonwealth of Independent States. Mr. Isaman returned to Otis Elevator in 1995, became Vice President Marketing and Field Operations, Asia Pacific Area in 2001 and was appointed President, Otis Elevator (China) Investment Co. Ltd., in Beijing, China the following year.

Mr. Isaman holds an MBA in International Business from George Washington University and a BS degree in Marketing from the University of Maryland. He is a veteran of the U.S. Army Special Forces.

Terex Corporation is a diversified global manufacturer with 2005 revenue of $6.4 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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Terex Corporation

500 Post Road East, Suite 320, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com